Exhibit 10.1

CONSENT TO ASSIGNMENT

Reference is hereby made to that certain Amended and Restated License Agreement (the “Agreement”) made as of July 9th, 2018 by and between New York University (“NYU”) and Repare Therapeutics Inc. (“Repare”).

WHEREAS, Section 19 of the Agreement requires Repare to obtain the consent of NYU prior to any assignment of the Agreement.

WHEREAS, Repare hereby provides notice to NYU that Repare wishes to assign and transfer the Agreement and all of its rights therein to Gilead Sciences, Inc. (the “Purchaser”) in connection with a sale of substantially all of the assets of Repare relating to Repare’s Polθ program (the “Sale Transaction”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, Repare and NYU hereby agree as follows:

Repare hereby represents and warrants that no part of the consideration paid by the Purchaser to Repare in the Sale Transaction is in the form of contingent payments related to the success of a Polθ modular which is not a Licensed Product (as defined in the Agreement). In the event any such consideration is paid by the Purchaser to Repare in the Sale Transaction, such consideration is Sublicense Income (as defined in the Agreement) for all purposes outlined in the License Agreement and Repare remains responsible for meeting its obligations to pay to NYU the applicable percentage of such Sublicense Income pursuant to the requirements of the Agreement.

Subject to the condition that the Purchaser confirm in a writing provided to NYU that it is assuming all obligations of Repare set forth in the Agreement arising from and after the effective date of the Sale Transaction (other than those expressly retained by Repare as set forth in paragraph (v) below) and agrees and acknowledges that any product arising from a development or commercial program of the molecules RP-2119 and RP-3467 or any other bona fide drug candidate of Repare acquired in the Sale Transaction shall be considered a Licensed Know-How Product for all purposes of the Agreement after the effective time of the Sale Transaction, and Repare makes the one-time payment specified in this Consent to Assignment, NYU hereby:

(i) irrevocably consents to the assignment and transfer of the Agreement to Purchaser as of the effective time of the Sale Transaction;

(ii) acknowledges and agrees that the Agreement will remain in full force and effect following the Sale Transaction and that the consummation of the Sale Transaction will have no effect on the mutual rights or obligations under the Agreement;

(iii) agrees to keep the contents of this Consent to Assignment and the Sale Transaction strictly confidential;

(iv) agrees that Sections 8.01 and 8.04 (last sentence) of the Agreement shall cease to apply from the effective time of the Sale Transaction, and Section 8.03 shall be amended, such that the specified activity reports shall be annual, within 60 days after each December 31, it being understood that activities may not have taken place during such period;

(v) represents that, to NYU’s knowledge, Repare has complied with any and all of its payment, reporting, diligence, and other obligations under the Agreement, and, subject to the next sentence, waives any claim NYU may have against Repare or any successor of Repare (including the Purchaser or its successors as described in paragraph (vii) below, all of which shall constitute third-party beneficiaries under this Consent to Assignment) in relation to any breach of any such obligations up to the date hereof, other than with respect to any indemnification and insurance obligations of Repare, and agrees that any such indemnification and insurance obligations of Repare for claims brought against NYU or any indemnified party as provided in the Agreement prior to the date hereof shall remain the responsibility of Repare and not the Purchaser. If Repare breaches its representations and warranties in this Consent to Assignment or its obligation to make payment contemplated by this Consent to Assignment, NYU’s waiver shall be terminated and have no force and effect and NYU may enforce its rights under the Agreement and this Consent to Assignment against Repare;

(vi) agrees to the disclosure by Repare to Purchaser of the NYU Technology and the NYU Materials in connection with Purchaser’s due diligence of the Sale Transaction, subject to the terms and conditions of Section 9 of the Agreement; and

(vii) agrees that notwithstanding Section 19 of the Agreement, from the effective time of the Sale Transaction, Repare (or any successor in interest of Repare, including the Purchaser) shall have the right to assign, delegate or transfer all of the rights, duties and interest in the Agreement in connection with the sale or other disposition of all or substantially all of the assets to which the Agreement relates without the consent of NYU, subject to the condition that each new purchaser confirm in a writing provided to NYU that (x) other than those expressly retained by Repare as set forth in paragraph (v) above, it is assuming all obligations of Repare set forth in the Agreement arising from and after the effective date of the Sale Transaction (or other sale transaction in the case of a successor in interest other than Purchaser) and (y) agrees and acknowledges that any product arising from a development or commercial program of the molecules RP-2119 and RP-3467 or any other bona fide drug candidate of Repare acquired by Purchaser under the Sale Transaction shall be considered a Licensed Know-How Product for all purposes of the Agreement after the effective time of such sale transaction.

As a consideration for NYU entering into to this Consent to Assignment, Repare shall pay to NYU a one-time payment of two hundred fifty thousand dollars (U.S. $250,000) within thirty (30) days of the effective time of the Sale Transaction, which payment constitutes an advance to, and shall therefore by fully creditable against, the milestone payments payable to NYU pursuant to Section 6.01(b) of the Agreement.

NYU hereby acknowledges and agrees that it is aware that the proposed Sale Transaction and this Consent to Assignment may constitute material, non-public information regarding Repare and that the Canadian and/or United States securities laws prohibit any person who has such material, non-public information from purchasing or selling securities of Repare on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information.

This Consent to Assignment may be executed in several counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single document. Electronic copies of this Consent to Assignment and signatures thereon shall have the same force, effect and legal status as originals.

[Signature Page Follows.]

Repare Therapeutics Inc.

By:	/s/ Steve Forte
Name:	Steve Forte
Title:	Chief Executive Officer
Date:	16/12/2025

Acknowledged and Agreed:

New York University

By:	/s/ Abram Goldfinger
Name:	Abram Goldfinger
Title:	Executive Director, Technology Transfer
Date:	16/12/2025

Confidential

December 22, 2025

New York University

Office of Industrial Liaison

One Park Avenue, 6th Floor

New York, NY 10016

Attention: Abram M. Goldfinger

Executive Director, Industrial Liaison/Technology Transfer

Annette B. Johnson, Esq.

Senior Counsel, NYU School of Medicine

NYU Langone Medical Center

550 First Ave. HCC 15

New York, NY 10016

Subject: Consent to Assignment

Dear Sir or Madam:

Reference is made to that certain Consent to Assignment (the “Consent to Assignment”) dated December 16, 2025 between New York University (“NYU”) and Repare Therapeutics Inc. (“Repare”). Capitalized terms used herein without definition shall have the meanings given to them in the Consent to Assignment.

In accordance with the Consent to Assignment, Gilead Sciences, Inc., as “Purchaser” under the Consent to Assignment, hereby confirms that it is assuming all obligations of Repare set forth in the Agreement arising from and after the effective date of the Sale Transaction (other than those expressly retained by Repare as set forth in paragraph (v) of the Consent to Assignment) and agrees and acknowledges that any product arising from a development or commercial program of the molecules RP-2119 and RP-3467 or any other bona fide drug candidate of Repare acquired in the Sale Transaction shall be considered a Licensed Know-How Product for all purposes of the Agreement after the effective time of the Sale Transaction.

[Signature Page Follows]

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

Very truly yours,

GILEAD SCIENCES, INC.

By:	/s/ Andrew Dickinson
Name: Andrew Dickinson
Title: EVP, Chief Financial Officer
Date: December 22, 2025

[Signature Page to NYU Acknowledgement Letter]